BURROUGHS HUTCHINSON

Maintenance of Code of Conduct and Regulatory Compliance Manual

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General

On December 17, 2003, the SEC adopted Rule 206(4)-7 requiring advisers to adopt and implement comprehensive compliance programs (See http://www.sec.gov/rules/final/ia-2204.htm). The new rule requires advisers to develop an internal compliance program and to maintain a written set of policies and procedures designed to prevent violations of the Advisers Act. The policies and procedures must be reviewed no less frequently than annually to determine their overall adequacy and effectiveness.

Policy

BH shall periodically review its Code of Conduct and Regulatory Compliance Manual (“Manual”) to ensure the adequacy of the policy and procedures contained therein. All required changes to the Manual will be made by BH’s CCO.

Procedures

1.

The CCO shall be responsible for coordinating the reviews (annually, and on an as-needed basis) of BH’s policies and procedures. Documentation of the reviews shall be kept in written format and made available to individuals as required by law, and other parties that BH deems appropriate.

2.

BH has engaged Adviser Compliance Associates, LLC (“ACA”), a regulatory and compliance consulting firm, to assist it and its CCO on a periodic and on-going basis with regard to a variety of matters, including but not limited to: quarterly personal trading reviews, assistance with regulatory filings, on-site or telephonic participation during SEC inspections, review of Form ADV, best execution reviews, and periodic and as-needed education of BH’s Employees with regard to various compliance matters.

3.	Any changes to the Manual shall be made by the CCO or a designee appointed by the CCO. All final changes shall be approved by the CCO.

4.	The CCO is designated with the full power to enforce the policies and procedures set forth in the Manual. The CCO shall report any known material violations of the Manual to BH’s President.

5.	All questions regarding the Manual shall be directed to the CCO.

Responsibility

The CCO is responsible for the successful implementation of the Manual.

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BURROUGHS HUTCHINSON

Code of Ethics

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General

The Code of Ethics is predicated on the principle that BH owes a fiduciary duty to its clients. Accordingly, BH’s employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, BH must:

•

Place client interests ahead of BH’s - As a fiduciary, BH must serve in its clients’ best interests. In other words, BH employees may not benefit at the expense of advisory clients. This concept is particularly relevant when employees are making personal investments in securities traded by advisory clients.

•	Engage in personal investing that is in full compliance with BH’s Code of Ethics - Employees must review and abide by BH’s Personal Securities Transaction and Insider Trading Policies.
•

Avoid taking advantage of your position - Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with BH, or on behalf of an advisory client.

•	Maintain full compliance with the Federal Securities Laws[1] - Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act.

Any questions with respect to BH’s Code of Ethics should be directed to the Compliance Officer and/or the President. As discussed in greater detail below, employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Guiding Principles & Standards of Conduct

All Employees, directors, officers and partners of BH, and consultants closely associated with the Firm, will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Employees. The following set of principles frame the professional and ethical conduct that BH expects from its Employees and consultants:

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1  “Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

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•	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets;
•	Place the integrity of the investment profession, the interests of clients, and the interests of BH above one’s own personal interests;
•	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;
•	Avoid any actual or potential conflict of interest;
•	Conduct all personal securities transactions in a manner consistent with this policy;
•	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;
•	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on yourself and the profession;
•	Promote the integrity of, and uphold the rules governing, capital markets;
•	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.
•	Comply with applicable provisions of the federal securities laws.[2]

1. Personal Securities Transaction Policy

Employees may not purchase or sell any security in which the employee has a beneficial ownership unless the transaction occurs in an exempted security or the employee has complied with the Personal Security Transaction Policy set forth below.

Brokerage Firms

Employees are required to open their personal accounts at Charles Schwab. This allows the firm to download employee trades and reconcile the accounts. The exception to this rule would be a personal account that is managed on a fully-discretionary basis by an unaffiliated money manager; that account may be placed with a firm of the employee’s choosing.

Pre-Clearance Procedures

BH’s Employees are not required to have written clearance for personal securities transactions. Two exceptions to pre-clearing trades is if the Employee desires to trade opposite of firm recommendations. BH does not expect Employees to trade opposite of the firm, but recognizes very limited exceptions. All pre-clearance requests must be submitted to the CCO in the Pre-Clearance form. (See Attachment A) The CCO shall submit all pre-clearance requests to the President for approval. If pre-clearance is granted to an Employee, the transaction must be completed before the remainder of the day. An Employee shall also preclear the purchase of an IPO.

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2 “Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

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Securities, and Instruments that are not Securities

BH will regard the following as securities for purposes of complying with this policy: Any note, stock, treasury security, bond, closed-end mutual fund, exchange-traded fund, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, fractional undivided interest in oil, gas, or other mineral rights, any options, or in general, any interest or instrument commonly known as a security.

Commodities, futures and options traded on a commodities exchange, including currency futures, are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

Exempt Securities

The term “exempted security” includes the following securities:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high
Quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end funds other than reportable funds; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Beneficial Ownership

Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

•	Securities held by members of employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;
•	Employees’ interests as a general partner in securities held by a general or limited partnership; and
•	Employees’ interests as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by employees of securities held by a trust:

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•	Ownership of securities as a trustee where either the employee or members of the employees’ immediate family have a vested interest in the principal or income of the trust;
•	Ownership of a vested beneficial interest in a trust; and
•	An employee’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.

Exempt Transactions

The following transactions are considered exempt transactions:

•	Any transaction in an account over which the employee does not have any direct or indirect influence or control. For example, presuming that such relatives do not reside in the same household as the employee, accounts of family members outside of the immediate family would not be subject to review.
•	Any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager.
•	Purchases that are part of an automatic investment plan.[3]
•	Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis.
•	Acquisitions or dispositions of securities as a result of a stock dividend, stock split, or other corporation actions.

Investments in Limited Offerings and Initial Public Offerings (“IPOs”)4

No Employee shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering or IPO without first obtaining prior approval of the Compliance Officer in order to preclude any possibility of their profiting improperly from their positions on behalf of a Client. The Compliance Officer shall (a) obtain from the Employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee’s activities on behalf of a Client; and (b) conclude, after consultation with a portfolio manager (who has no personal interest in the issuer of the limited offering or IPO), that no Clients have any foreseeable interest in purchasing such security. A record of such approval by the Compliance Officer and the reasons supporting those decisions shall be kept as required in the Records section of this Policy. Please refer to Attachment B for a copy of the Limited Offering and IPO Request and Reporting Form.

Restrictions on New Issues of Equity Securities (“NIESs”)5
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3  “Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

4 The term “limited offering” is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504,505, or 506 of Regulation D. The term “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

5 The term “new issue” is defined as any initial public offering of an equity security as defined in Section 3(a)(11) of the Securities Exchange Act of 1934, made pursuant to a registration statement or offering circular. This restriction does not apply to, among other securities: secondary offerings, offerings of debt securities, offerings of a securities of a commodity pool, rights offerings, exchange offers, and offerings of convertible or preferred securities. (See NASD Conduct Rule 2790, Restrictions on the Purchase and Sale of IPOs of Equity Securities).

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No Employee shall acquire, directly or indirectly, any Beneficial Ownership in any NIES without first obtaining prior approval of the Compliance Officer in order to preclude any possibility of their profiting improperly from their positions on behalf of a Client. The Compliance Officer shall (a) obtain from the Employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee’s activities on behalf of a Client; and (b) conclude, after consultation with a portfolio manager (who has no personal interest in the issuer of the NIES), that no Clients have any foreseeable interest in purchasing such security. A record of such approval by the Compliance Officer and the reasons supporting those decisions shall be kept as required in the Records section of this Policy.

NASD Conduct Rule 2790 prohibits the sale of NIESs to any account in which a “restricted person” has a beneficial interest, except under certain situations. The term “restricted person” includes any person of an investment adviser who has the authority to buy or sell securities (defined in Rule 2790 as “Portfolio Managers”) and an immediate family member of a Portfolio Manager that materially supports, or receives materially support from, such person. Thus, all Portfolio Managers of BH, including members of BH’s investment committee, are prohibited, in almost all circumstances except as noted in further detail below, from purchasing an NIES.

The prohibitions on the purchase and sale of NIESs with respect to Rule 2790 do not apply to: 1) Issuer-Directed Securities, or those that are specifically directed by the issuer to persons that are restricted persons (i.e., directors), subject to certain conditions; 2) the account of a restricted person who is an existing equity owner of an issuer (Anti-Dilution Provisions), subject to certain conditions; and 3) Stand-By Purchasers, or those who purchase and sell securities pursuant to a stand-by agreement subject to certain conditions.

Employees are encouraged to review Rule 2790 and discuss such with the Compliance Officer prior to the purchase and/or sale of any NIES.

Reporting

Quarterly Transaction Reports

In order to provide BH with information to enable it to determine with reasonable assurance any indications of scalping, frontrunning or the appearance of a conflict of interest with the trading by BH Clients, each employee shall be required to open all personal accounts, and accounts over which the employee has direct influence or control at Charles Schwab, with the exception of fully discretionary accounts managed by an unaffiliated manager. This allows the Compliance Officer to download transactions from the broker, receive broker trade confirmations and account statements. If an Employee’s trades do not occur through a broker-dealer (i.e., purchase of a private investment fund), such transactions shall be reported separately on the quarterly personal securities transaction report.

Initial and monthly Reports

New BH Employees are required to report all of their personal securities holdings not later than 10 days after the commencement of their employment. The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes an Employee.

Personal accounts are to be transferred to Charles Schwab within 3 months.

Charles Schwab will provide account statements to BH on a monthly basis.

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Exceptions from Reporting Requirements

Employees are not required to submit: 1) a transaction or initial and annual holdings report with respect to securities held in accounts over which the access person had no direct or indirect influence or control, and 2) a transaction report with respect to transactions effected pursuant to an automatic investment plan, and 3) fully discretionary managed by an unaffiliated manager.

Trading and Review

Though not prohibited by this Personal Securities Transaction Policy, BH does not expect its Employees to engage in frequent short-term (60 days) trading. In addition, except for limited circumstances and subject to pre-clearance approval, BH forbids its Employees to trade opposite of firm recommendations. BH strictly forbids “front-running” client accounts, which is a practice generally understood to be Employees personally trading ahead of client accounts. ACA will closely monitor Employees’ investment patterns to detect potential abuses.

ACA shall also conduct a post-trade review of BH Employees’ personal trading. The CCO will aggregate the personal trades of all of its Employees into an electronic download and forward such information on to ACA. All Employee trades must be reported to ACA within thirty (30) days after the end of each calendar quarter. ACA will then compare such trades to the quarterly download of BH’s clients’ trades and this Code. A quarterly report will be issued by ACA to BH regarding its review.

The reason for the development of a post transaction review process is to ensure that BH has developed procedures to supervise the activities of its associated persons. The comparison of Employee trades to those of the Funds will identify potential conflicts of interest or the appearance of a potential conflict.

If BH discovers that an employee is personally trading contrary to the policies set forth above, the employee shall meet with the Compliance Officer and President to review the facts surrounding the transactions. This meeting shall help BH to determine the appropriate course of action.

Reporting Violations and Remedial Actions

BH takes the potential for conflicts of interest caused by personal investing very seriously. As such, BH requires its employees to promptly report any violations of the Code of Ethics to the CCO. BH’s management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any employee that seeks retaliation against another for reporting violations of the Code of Ethics. BH has zero tolerance for retaliatory actions and therefore may subject offenders to more severe action than set forth below. In order to minimize the potential for such behavior, all reports of Code of Ethics violations will be treated as being made on an anonymous basis.

BH has implemented remedial actions that are designed to discourage its employees from violating the Personal Securities Transaction Policy. Employees should be aware that BH reserves the right to impose varied sanctions on policy violators depending on the severity of the policy violation.

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•	1st Violation - Verbal warning;
•	2nd Violation - Written warning that will be included in the employee’s file, and disgorgement of profits to a charity specified by the employee; and
•	3rd Violation - Written warning, disgorgement of profits to a charity and monetary fine to be donated to a charity specified by the employee; and
•	4th Violation - Possible termination of employment.

Disclosure

BH shall describe its Codes of Ethics to clients in Part II of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for BH’s Code of Ethics shall be directed to the Compliance Officer.

Recordkeeping

BH shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission or BH’s management.

•	A copy of this Policy and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;
•	A record of any violation of this Policy and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;
•	A record of all written acknowledgements (annual certifications) as required by this Policy for each person who is currently, or within the past five years was, an Employee of BH.
•	A copy of each report made pursuant to this Policy by an Employee, including any information provided in lieu of reports, shall be preserved by the Firm for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;
•	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Policy, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;
•	The Firm shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any limited offering or IPO by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

Responsibility

The Compliance Officer will be responsible for administering the Personal Securities Transaction Policy. All questions regarding the policy should be directed to the Compliance Officer.

2. Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, BH has instituted procedures to prevent the misuse of nonpublic information.

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Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law.  In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of material non-public information; or
•	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or
•	Communicating material non-public information to others in breach of a fiduciary duty.
•	BH’s Insider Trading Policy applies to all of its employees. Any questions should be directed to the Compliance Officer and/or President.

Whom Does the Policy Cover?

This policy covers all of BH’s employees (“covered persons”) as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the covered person is an officer, director or 10% or greater stockholder and a partnership of which the covered person is a partner unless the covered person has no direct or indirect control over the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.
Advance knowledge of the following types of information is generally regarded as “material”:

•	Dividend or earnings announcements
•	Write-downs or write-offs of assets
•	Additions to reserves for bad debts or contingent liabilities
•	Expansion or curtailment of company or major division operations
•	Merger, joint venture announcements
•	New product/service announcements
•	Discovery or research developments
•	Criminal, civil and government investigations and indictments
•	Pending labor disputes
•	Debt service or liquidity problems
•	Bankruptcy or insolvency problems
•	Tender offers, stock repurchase plans, etc.
•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may effect the price of a security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

BH’s employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to follow if an Employee Believes that he/she Possesses Material, Non-Public Information

If an employee has questions as to whether they are in possession of material, non-public information, they must inform the Compliance Officer and President as soon as possible. From this point, the employee, Compliance Officer and President will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, employees:

•	Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.
•	Shall not engage in securities transactions of any company, except in accordance with BH’s Personal Securities Transaction Policy and the securities laws.
•	Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.
•	Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position.
•	Shall immediately report the potential receipt of non-public information to the Compliance Officer and President.
•	Shall not proceed with any research, trading, etc. until the Compliance Officer and President inform the employee of the appropriate course of action.

Serving As Officers, Trustees and/or Directors Of Outside Organizations

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

At certain times, BH may determine that it is in its clients’ best interests for an employee(s) to serve as officers or on the board of directors of outside organizations. For example, a company held in clients’ portfolios might be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of BH can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, an employee may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between BH and the outside organization, and that the employee does not communicate such information to other BH employees in violation of the information barrier.

Similarly, BH may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the employee must not be involved in the decision to retain or hire BH.

BH employees are prohibited from engaging in such outside activities without the prior written approval from the Compliance Officer. Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part II of Form ADV.

Gifts

Employees may not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with BH, or on behalf of an advisory client. However, employees may accept gifts from a single giver in aggregate amounts not exceeding $100, and may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and both the giver(s) and the employee(s) are present.

Responsibility

The Compliance Officer will be responsible for administering the Insider Trading and Gift Policies. All questions regarding the policy should be directed to the Compliance Officer.